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                                                                    Exhibit 10.3


                  CASUALTY EXCESS OF LOSS REINSURANCE AGREEMENT
                  (hereinafter referred to as the "Agreement")

                                     between

                      SAFETY NATIONAL CASUALTY CORPORATION
                               St. Louis, Missouri
                  (hereinafter referred to as the "Reinsured")


                                       and


                         ORACLE REINSURANCE COMPANY LTD.
                                Hamilton, Bermuda
                  (hereinafter referred to as the "Reinsurer")



                                    PREAMBLE

         In consideration of the mutual covenants hereinafter contained and upon the terms and conditions hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE I
                                BUSINESS COVERED

         This Agreement shall cover business classified by the Reinsured as Specific and/or Aggregate Excess Workers' Compensation and Casualty Business, and shall apply to the Reinsured's Net Losses occurring prior to January 1, 1997 for Policies effective on or before December 31, 1996.


                                   ARTICLE II
                               TERM & CANCELLATION

1. This Agreement shall become effective at 12:01 A.M. Local Standard Time,___________________, 1997, and shall apply to all Losses Occurring prior to January 1, 1997.





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2.       This Agreement shall terminate upon the first to occur of any of the following events:

         a.) At such time as all of the Reinsured's liabilities and obligations with respect to the reinsured claims have been satisfied in their entirety, and the Reinsurer has paid to the Reinsured in full all amounts owing to the Reinsured under the provisions of this Agreement.

         b.)      At any time, by mutual written consent of the parties.

         c.) The Reinsured shall have the right to terminate this Agreement immediately by giving the Reinsurer notice:

                  (1) If the performance of the whole or any part of this Agreement is prohibited or rendered impossible de jure or de facto in particular and without prejudice to the generality of the preceding words in consequence of any law or regulations which is or shall be in force in any country or territory or if any law or regulations shall prevent directly or indirectly the remittance of any or all or any part of the balance or payments due to or from either party.

                  (2)      If the Reinsurer at any time shall:

                           (a)      Become insolvent, or
                           (b)      Suffer any impairment of capital, or
                           (c)      File a petition in bankruptcy, or
                           (d)      Go into liquidation or rehabilitation, or
                           (e)      Have a receiver appointed, or

                  (3) In the event of the severance or obstruction of free and unfettered communication and/or normal commercial and/or financial intercourse between the United States of America and the country in which the Reinsurer is incorporated or has its principal office as a result of war, currency regulations, or any circumstances arising out of political, financial or economic emergency.

         d.) Upon the election in writing by the Reinsured, in the event that any event constituting a Change of Control occurs with respect to the Reinsurer.

         e.) Upon the election in writing by the Reinsured, thirty (30) or less days prior to the scheduled expiration of one or more of the letters of credit required to be maintained by the Reinsured pursuant to Article XXII hereof if, at such time the Reinsurer has not provided assurance acceptable to the Reinsured, in its sole discretion, that such letter or letters of credit will be renewed for an additional term

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                  of not less than one (1) year or replaced with one or
                  more letters of credit meeting the requirements of Article XXII hereof and having a term or terms of not less than one
                  (1) year.

         For purposes of Section 2(d) of this Article, a "Change of Control" shall be deemed to have occurred (1) if individuals who, as of the effective date of this Plan, constitute the Board of Directors of Reinsurer (the "Board of Directors" generally and as of the date of this Agreement the "Incumbent Board") cease for any reason to continue at least a majority of the directors constituting the Board of Directors, provided that any person becoming a director subsequent to the date of this Agreement whose election, or nomination for election by Reinsurer's shareholders, was approved by a vote of at least three-quarters (3/4) of the then directors who are members of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is (A) in connection with the acquisition by a third person, including a "group" as such term is used in Section 13(d) (3) of the Securities and Exchange Act of 1934, as amended (the "1934 Act"), of beneficial ownership, directly or indirectly, of 20% or more of the combined voting securities ordinarily having the right to vote for the election of directors of Reinsurer (unless such acquisition of beneficial ownership was approved by a majority of the Board of Directors who are members of the Incumbent Board), or (B) in connection with an actual or threatened election contest relating to the election of the directors of Reinsurer, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or (2) if the stockholders of Reinsurer approve a merger, consolidation, recapitalization or reorganization of Reinsurer, reverse split of any class voting securities of Reinsurer, or an acquisition of securities or assets by Reinsurer, or the sale or disposition by Reinsurer of all or substantially all of Reinsurer's assets, or if any such transaction is consummated without stockholder approval, other than any such transaction in which the holders of outstanding Reinsurer voting securities immediately prior to the transaction receive, with respect to such Reinsurer voting securities, voting securities of the surviving or transferee entity representing more than 60 percent of the total voting power outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or (3) if the stockholders of Reinsurer approve a plan of complete liquidation of Reinsurer.

3. In the event of any termination of this Agreement pursuant to subsections b, c, d or e of Section 2 of this Article, the Reinsurer shall pay to the Reinsured, no later than the effective date of such termination, the full amount of the reserves required to be maintained by Reinsured, along with all other amounts owing to Reinsured under the provisions of this Agreement, as of such effective date.



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4. This Agreement shall have no force or effect until it shall have been approved or deemed approved by the Director of Insurance of the State of Missouri as and in the manner required by the Missouri Insurance Code and the regulations thereunder (collectively, the "Missouri Laws"). In addition, pursuant to the Missouri Laws, the termination or cancellation of this Agreement is subject to the prior regulatory approval of the Director of Insurance of the State of Missouri.


                                   ARTICLE III
                               RETENTION AND LIMIT

1. The Reinsurer shall not be liable for any loss under Specific and/or Aggregate Excess Workers' Compensation Policies until the Net Loss of the Reinsured exceeds $590,900,000 in excess of various self-insured retentions, and then the Reinsurer shall be liable for the amount of Net Loss sustained by the Reinsured in excess of $590,900,000, but the Reinsurer's liability shall not exceed $185,100,000.

2. The Reinsurer shall not be liable for any loss under Casualty Business Policies until the Net Loss of the Reinsured exceeds $80,000,000, and then the Reinsurer shall be liable for the amount of Net Loss sustained by the Reinsured in excess of $80,000,000, but the Reinsurer's liability shall not exceed $5,000,000.


                                   ARTICLE IV
                                     PREMIUM

         The net funds due shall be $64,190,000, consisting of a gross reinsurance premium of $81,000,000 netted against $16,000,000 Advance Underwriting Cash Flow Profit Commission and $810,000 of Federal Excise Tax. The net funds due shall be remitted within thirty (30) days of the execution of this Agreement.


                                    ARTICLE V
                              REPORTS & REMITTANCES

1. The Reinsured shall report to the Reinsurer in a form mutually acceptable, within thirty (30) days after the end of each calendar quarter the amount of Losses Paid by the Reinsured during the quarter. The Reinsured shall also furnish such other information as may be required by the Reinsurer for the completion of the Reinsurer's quarterly and annual statements and internal records. The Reinsurer shall furnish quarterly unaudited financial statements and annual audited financial statements to the Reinsured.



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2. The Reinsurer shall remit to the Reinsured within forty-five (45) days after the end of each calendar year the amount of Losses Paid by the Reinsured which are in excess of the Reinsured's retention as identified in Article III of this Agreement.

3. The Reinsured's Losses Paid through December 31, 1996 are $214,092,382 on Specific and/or Aggregate Excess Workers' Compensation Policies and $63,934,116 on Casualty Business Policies.


                                   ARTICLE VI
                               PROFIT COMMISSIONS

         An Investment Profit Commission and an Underwriting Profit Commission shall be calculated annually by the Reinsured during the term of the Agreement.

1.  Investment Profit Commission:

         a.) The Reinsured shall be entitled to share, on an annual basis, in a portion of the Investment Return of the Reinsurer on the assets maintained by Reinsurer with respect to this Agreement. The amount of such portion shall be equal to the product of
                  (i) seventy percent (70%) of the first three percent (3%) of the amount by which the Investment Return for the applicable calendar year, expressed as a percentage, exceeds five percent (5%), multiplied by (ii) the Cash Balance at the beginning of the period. Such product shall be increased by any Shortfall existing as of the beginning of such calendar year.

         For the purposes of the preceding paragraph and the formula contained therein:

         "Investment Return" shall mean the Reinsurer's net investment income earned after investment expenses plus realized gains and losses divided by the product of (i) one-half (1/2) and (ii) the sum of the Reinsurer's total invested assets as of the first day of the applicable calendar year and the Reinsurer's total invested assets as of the last day of such calendar year. For purposes of the Investment Profit Commission calculation in 1997, the year of the inception of this Agreement, and the year of termination of this Agreement, the Investment Return shall be calculated based upon the dates the Agreement was in force on an annualized basis.

         "Cash Balance" shall mean gross premiums received less Advance Underwriting Profit Commission paid, less actual cumulative losses paid by the Reinsurer and cumulative investment profit commission paid plus cumulative investment income earned.

         "Shortfall" shall mean, as to each calendar year, the cumulative sum of any amounts in the preceding calendar years by which the amount obtained pursuant to section a) above is not sufficient to generate profits up to the maximum percentage specified.

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         b.)      The Reinsurer will furnish to the Reinsured within fifteen
                  (15) days after the close of each calendar year during which this Agreement is in effect, on forms mutually acceptable to the Reinsured and to the Reinsurer, reports setting forth the amounts of the Investment Return and the Cash Balance for such calendar year, along with the amounts of any cumulative Shortfall carried over to such calendar year.

         c.) The Investment Profit Commission shall be made annually within sixty (60) days after year end beginning as of December 31, 1997. The final Investment Profit Commission calculation shall be made as of December 31, 2034. Payments of any positive Investment Profit Commission shall be made within thirty (30) days after the calculation of such Investment Profit Commission.

2.  Underwriting Cash Flow Profit Commission:

         The Underwriting Cash Flow Profit as of the close of the applicable calendar year shall be calculated by the Reinsured as follows in the first year:

         a.)      The gross premium received,

         b.)      Less losses paid in the applicable year by the Reinsurer,

         c.) The result of a.) less b.) above shall be multiplied by a 5% growth rate.

         For all subsequent years, the Underwriting Cash Flow Profit shall by calculated by the Reinsured as follows:

         d.)      The prior year's calculated Underwriting Cash Flow Profit,

         e.)      Less losses paid by the Reinsurer for the year ended December
                  31,

         f.) The result of d.) less e.) shall be multiplied by a 5% growth rate.

         g.) For purposes of the calculation of the Underwriting Cash Flow Profit, actual losses paid shall include remittances made within forty-five (45) days after the end of the calendar year.

         The Reinsurer shall pay to the Reinsured an Underwriting Cash Flow Profit Commission equal to 1.35% of any positive Underwriting Cash Flow Profit, calculated as described above, and shall be calculated annually within sixty
(60) days of the close of the applicable calendar year. Payments shall be made within thirty (30) days after the calculation of such Underwriting Cash Flow Profit. The initial calculation shall be made as of December 31, 1997 and the final calculation shall be made as of December 31, 2034.


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3.  Advance Underwriting Cash Flow Profit Commission:

         At inception of this Agreement, the Reinsurer shall advance the Reinsured $16 million of Underwriting Cash Flow Profit Commission to be held as collateral against non-performance under the Agreement. This advance commission shall be used to pay Underwriting Cash Flow Profit Commissions earned under the Agreement. In the event the Underwriting Cash Flow Profit Commissions earned do not reduce the Advance Underwriting Cash Flow Profit to zero, the Reinsured shall retain such advance until all losses are paid under this Agreement.


                                   ARTICLE VII
                               NET RETAINED LINES

         This Agreement applies to that portion of any insurance or reinsurance which the Reinsured retains net for its own account, and shall include reinsurance which the Reinsured has commuted with former Reinsurers, and reinsurance deemed uncollectible by the Reinsured due to the insolvency of such other Reinsurers or otherwise. In calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Agreement attaches, only loss or losses in respect of that portion of any insurance or reinsurance which the Reinsured retains net for its own account, commuted with former Reinsurers, or deemed uncollectible by the Reinsured due to the insolvency of such other Reinsurers or otherwise shall be included.


                                  ARTICLE VIII
                                    NET LOSS

1. The term "Net Loss(es)" shall mean the actual loss incurred by the Reinsured under Policies covered hereunder. Such loss shall include sums paid in settlement of claims and suits and in satisfaction of judgments, including prejudgment interest when added to a judgment. Such loss also shall include any allocated loss adjustment expenses incurred by the Reinsured with respect to Casualty Business. Allocated loss adjustment expenses shall include without limitation:

         a) expenses sustained in connection with settlement and litigation of claims and suits, satisfaction of judgments, defense of or negotiations concerning a loss (which shall include the pro rata share of the Reinsured's outside employees according to the time occupied in adjusting such loss and the salaries and expenses of the Reinsured's employees while diverted from their normal duties to the service of field adjustment but shall not include any salaries of officers nor normal overhead salaries and expenses of the Reinsured),


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         b)       legal expenses and costs incurred in connection with coverage questions and legal actions, including declaratory judgment actions, connected thereto, and

         c) any interest on judgments other than prejudgment interest when added to a judgment.

2. All salvages, recoveries, payments and reversals or reductions of verdicts or judgments (net of the cost of obtaining such salvage, recovery, payment or reversal or reduction of a verdict or judgment) whether recovered, received or obtained prior to or subsequent to loss settlement under this Agreement, including amounts recoverable under other reinsurance whether collected or not, shall be applied as if recovered, received or obtained prior to the aforesaid settlement and shall be deducted from the actual losses sustained to arrive at the amount of the net loss. Nothing in this Article shall be construed to mean losses are not recoverable until the net loss to the Reinsured finally has been ascertained.

3. The Reinsurer shall be subrogated, as respects any loss for which the Reinsurer shall actually pay or become liable, but only to the extent of the amount of payment by or the amount of liability to the Reinsurer, to all the rights of the Reinsured against any person or other entity who may be legally responsible for damages as a result of said loss. Should the Reinsured elect not to enforce such rights, the Reinsurer are hereby authorized and empowered to bring any appropriate action in the name of the Reinsured or its policyholders, or otherwise to enforce such rights. The Reinsurer shall promptly remit to the Reinsured the amount of any judgment awarded in such an action in excess of the amount of payment by, or the amount of liability to, the Reinsurer hereunder.


                                   ARTICLE IX
                                   DEFINITIONS

1.       Casualty Business

         The term "Casualty Business" shall include but is not limited to:
         Primary and Excess Automobile and General Liability, Umbrella Liability, Medical Payments, Uninsured Motorists, No Fault Automobile Programs, and the foregoing coverages under Multiple Peril and similar types of Policies.

2.       Loss(es) Paid

         The term "Loss(es) Paid" shall mean actual payments to claimants under Policies covered hereunder.



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3.       Loss Occurrence

         The term "Loss Occurrence" as used herein shall be construed to mean any one accident, disaster, casualty or occurrence, or series of accidents, disasters, casualties or occurrences arising out of or caused by any event.

         However, the Reinsurer agrees to follow the fortunes of the Reinsured and recognize any definition of occurrence or accident imposed upon the Reinsured by any workers' compensation board or other board, court or tribunal, having competent jurisdiction.

         If any of this Article is held to be invalid under the laws of any state, that provision shall be deemed to comply with the minimum requirements of such law, giving due consideration to the original intentions of the parties. But this shall not affect the validity or enforceability of the original provisions in any other jurisdiction.

4.       Loss(es) Occurring

         The term "Loss(es) Occurring" shall be defined as in the original Specific and/or Aggregate Excess Workers' Compensation and/or Casualty Business Policy.

5.       Net Loss

         The term "Net Loss" shall have the meaning set forth in Article VIII above.

6.       Policy

         The term "Policy" or "Policies" shall mean any and all Specific and/or Aggregate Excess Workers' Compensation, and/or Employers Liability, and/or Casualty Business binders, certificates, Policies and contracts of insurance, issued or held bound, provisionally or otherwise, by the Reinsured and effective on or before December 31, 1996.

7.       Specific and/or Aggregate Excess Workers' Compensation

         The term "Specific and/or Aggregate Excess Workers' Compensation" shall mean the insurance afforded under the Policies which the Reinsured identifies as Excess Workers' Compensation and/or Employers Liability.


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                                    ARTICLE X
                          EXTRA CONTRACTUAL OBLIGATIONS

1. This Agreement shall indemnify the Reinsured within the limits hereof, where the net loss includes any extra contractual obligations. "Extra Contractual Obligations" (ECO) are defined as those liabilities not covered under any other provision of this Agreement and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Reinsured to settle within the Policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

2. The date on which an Extra Contractual Obligation is incurred by the Reinsured shall be deemed, in all circumstances, to be the date of the original accident, casualty, disaster or loss occurrence.

3. However, this Article shall not apply where the loss has been incurred due to the fraud of a member of the Board of Directors or a corporate officer of the Reinsured acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

4. If any of this Article is held to be invalid under the laws of any state, that provision shall be deemed to comply with the minimum requirements of such law, giving due consideration to the original intentions of the parties. But this shall not affect the validity or enforceability of the original provisions in any other jurisdiction.


                                   ARTICLE XI
                         LOSS IN EXCESS OF POLICY LIMITS

1. This Agreement shall indemnify the Reinsured within the limits hereof in connection with Net Loss in excess of the limit of its original Policy, such loss in excess of the limit having been incurred because of failure by it to settle within the Policy limit or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of any appeal consequent upon such action.

2. However, this Article shall not apply where the loss has been incurred due to the fraud of a member of the Board of Directors or a corporate officer of the Reinsured acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.



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3. For the purpose of this Article, the word "loss" shall mean any amounts for which the Reinsured would have been contractually liable to pay had it not been for the limit of the original Policy.


                                   ARTICLE XII
                                    TERRITORY

         This Agreement shall apply to losses occurring within the territorial limits of the Reinsured's original insurances.


                                  ARTICLE XIII
                                    CURRENCY

         Whenever the word "Dollars" or the "$" sign appears in this Agreement, they shall be construed to mean United States Dollars and all transactions under this Agreement shall be in United States Dollars.

         Amounts paid or received by the Reinsured in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Reinsured.


                                   ARTICLE XIV
                                      TAXES

         The Reinsurer shall reimburse the Reinsured one percent (1%) of the premium hereon, or in the alternative, to deduct one percent (1%) or such other rate that may be in effect from time to time for the purpose of paying the Federal Excise Tax to the extent such premium is subject to Federal Excise Tax.


                                   ARTICLE XV
                                   REMITTANCE

1. Unpaid loss payments, premium payments and profit commissions due hereunder shall be subject to interest, calculated by multiplying the unpaid amount by the U.S. Prime Rate as published in the Wall Street Journal Eastern Edition on the date upon which the unpaid loss payments, premium payment or profit commissions begins to accrue interest as set forth below, the product of which shall be multiplied by 1/365 for each day that interest accrues.



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2. Unpaid loss payments due hereunder shall accrue interest from sixty (60) days subsequent to the sending (whether by mail, telecopy, or otherwise) by the Reinsured the Reinsured's quarterly report to the Reinsurer, until such time as the Reinsured receives the loss payment.

Notwithstanding the foregoing, no unpaid loss payment, premium payment or profit commission due hereunder shall accrue interest:

         a.) during any period(s) between the receipt by the Reinsured of a Reinsurer's specific written request for additional, substantive information regarding the loss for which claim is being made and the sending (whether by mail, telecopy or otherwise) by the Reinsured of a written response thereto, except that, if the Reinsured receives such a request for additional information more than thirty (30) days subsequent to its sending of the original proof of loss or a response to a Reinsurer's specific request for additional information, this Subparagraph a. shall not apply as respects such period(s).

         b.) during any period(s) between the receipt by the Reinsured of a specific written request by the Reinsurer for additional, substantive information regarding the premium payment or profit commissions and the sending (whether by mail, telecopy, or otherwise) by the Reinsured of a written response thereto. If, however, either party receives such a request for additional information from the payor more than thirty (30) days subsequent to its sending of the billing of premium or profit commissions or a response to the other party's specific request for additional information, this Subparagraph b. shall not apply as respects such period(s). Furthermore, if either party receives such a request for additional information from the payee more than thirty (30) days subsequent to its sending of the premium payment or profit commissions calculation or a response to the other party's specific request for additional information, this Subparagraph b. shall not apply as respects such period(s).

         c.) during any period(s) in which the unpaid loss payments, premium payment or profit commissions due hereunder is in dispute. For the purpose of this Subparagraph c., a loss, premium payment or profit commissions shall be deemed in dispute if litigation or arbitration proceedings concerning the loss, premium payment or profit commissions have been initiated, or as respects loss, the Reinsurer has issued a formal written notification denying the validity of coverage. Nothing in this Subparagraph c. shall in any way preclude or restrict the awarding of interest in any litigation or arbitration proceeding.



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3. Premium payments shall accrue interest from sixty (60) days from the due date specified in this Agreement until such time as the Reinsurer receives the premium payment. Profit commissions shall accrue interest from one hundred and twenty (120) days from the end of the last Agreement year to which they apply until such time as the Reinsured receives the profit commission payment.

4. If the interest due from one party to the other as respects any one payment is less than one thousand dollars ($1,000), such interest shall be waived.

5. Nothing in this Article shall in any way alter, amend or modify any provision of any other Article pertaining to the obligation to pay losses or premiums, it being the intent of this Article only to establish the period during which interest shall automatically accrue on unpaid loss, premium payments or profit commissions due hereunder.


                                   ARTICLE XVI
                              ERRORS AND OMISSIONS

         Inadvertent delays, errors or omissions made in connection with this Agreement shall not relieve either party from any liability which would have attached had such delays, errors or omissions not occurred, provided always that such delays, errors or omissions shall be rectified as soon as possible after discovery.


                                  ARTICLE XVII
                                   COMMUTATION

                  The Reinsured may at any time request that this Agreement be commuted. In such event, the Reinsurer and the Reinsured shall review such losses and shall attempt to reach a settlement by mutual agreement. If the Reinsurer and the Reinsured cannot reach a settlement by mutual agreement, then the Reinsurer and the Reinsured shall mutually appoint an independent actuary (F.S.A./F.C.A.S.; or A.S.A./A.C.A.S.) who shall investigate, determine and capitalize the present value of such losses, and the payment by the Reinsurer of its proportion of the amount so ascertained to be the capitalized value of such loss or losses shall constitute a complete and final release of the Reinsurer in respect of such loss or losses.


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                                  ARTICLE XVIII
                                   INSPECTION

         Upon reasonable notice being given to the Reinsured, the Reinsured shall place at the disposal of the Reinsurer at the Reinsured's office where such records are maintained, and the Reinsurer shall have the right to inspect, through its authorized representatives, at all reasonable times during the currency of this Agreement and thereafter, the books, records and papers of the Reinsured pertaining to the reinsurance provided hereunder and all claims made in connection therewith.


                                   ARTICLE XIX
                                     OFFSET

         Each party hereto shall have, and may exercise at any time and from time to time, the right to offset any balance or balances, whether on account of premiums or on account of losses or otherwise, due from each party to the other party hereto under this Agreement.


                                   ARTICLE XX
                                   ARBITRATION

         Any dispute or other matter in question between the Reinsured and the Reinsurer arising out of or relating to the formation, interpretation, performance, or breach of this Agreement, whether such dispute arises before or after termination of this Agreement, shall be settled by arbitration. Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one party to the other within a reasonable time after the dispute has arisen. Those Reinsurers involved in the dispute or other matter in controversy shall be considered as one party for the purpose of allocating the cost of arbitration. However, in the event of the insolvency of any party hereto, offset shall only be allowed in accordance with the statutes and/or regulations of the state or other jurisdiction having control over the insolvency.

         Each party shall appoint an individual as arbitrator and the two so appointed shall then appoint a third arbitrator. If either party refuses or neglects to appoint an arbitrator within thirty (30) days, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within ten (10) days of their appointment, each of the arbitrators shall nominate three individuals. Each arbitrator shall then decline two of the nominations presented by the other arbitrator. The third arbitrator shall then be chosen from the remaining two nominations by drawing lots. The arbitrators shall be active or retired officers of insurance or reinsurance companies; the arbitrators shall not have a personal or financial interest in the result of the arbitration.



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         The arbitration hearings shall be held in the city in which the
Reinsured's Head Office is located or such other place as may be mutually agreed. Each party shall submit its case to the arbitrators within thirty (30) days of the selection of the third arbitrator or within such longer period as may be agreed by the arbitrators. The arbitrators shall not be obliged to follow judicial formalities or the rules of evidence except to the extent required by governing law, that is, the state law of the situs of the arbitration as herein agreed; they shall make their decisions according to the practice of the reinsurance business. The decision by a majority of the arbitrators shall be rendered within sixty (60) days from the conclusion of the arbitration hearings and such decision shall be final and binding on both parties. Such decision shall be a condition precedent to any right of legal action arising out of the arbitrated dispute which either party may have against the other. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

         Each party shall pay the fee and expenses of its own arbitrator and one-half of the fee and expenses of the third arbitrator. All other expenses of the arbitration shall be equally divided between the parties.


                                   ARTICLE XXI
                                 SERVICE OF SUIT

         It is agreed that in the event of the failure of the Reinsurer hereon to pay any amount claimed to be due hereunder, the Reinsurer hereon, at the request of the Reinsured, will submit to the jurisdiction of a Court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any State in the United States. It is further agreed that service of process in such suit may be made upon Baker & McKenzie, 805 Third Avenue, New York, New York, 10022, and that in any suit instituted against any one of them upon this Agreement, the Reinsurer will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

         The above named are authorized and directed to accept service of process on behalf of the Reinsurer in any such suit and/or upon the request of the Reinsured to give a written undertaking to the Reinsured that they will enter a general appearance upon the Reinsurer's behalf in the event such a suit shall be instituted.

         Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereon hereby designates the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office as his true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Reinsured or any beneficiary hereunder arising out of this Agreement, and hereby designates the above named as the person to whom the said officer is authorized to mail such process or a true copy thereof.


                                  ARTICLE XXII
                                  LOSS RESERVES

1. If a jurisdiction of the United States will not permit the Reinsured in the statements required to be filed with its regulatory authority(ies), to receive full credit as admitted reinsurance for any Reinsurer's share of obligations, the Reinsured shall forward to such Reinsurer a statement of the Reinsurer's share of such obligations. Upon receipt of such statement the Reinsurer shall promptly apply for, and provide the Reinsured with, a "clean," unconditional and irrevocable Letter of Credit, in the amount specified in the statement submitted, with terms and bank acceptable to the regulatory authority(ies) having jurisdiction over the Reinsured.

2. "Obligations," as used in this Article, shall mean any amounts due under this Agreement, including but not limited to, the sum of losses paid and allocated loss adjustment expenses paid by the Reinsured but not yet recovered from the Reinsurer plus reserves for reported losses, losses incurred but not reported, allocated loss adjustment expenses, and premiums unearned, if any, plus Investment Profit Commission and Underwriting Cash Flow Profit Commission.

3. The Reinsurer hereby agrees that the Letter of Credit will provide for automatic extension of the Letter of Credit without amendment for one year from the date of expiration of said Letter or any future expiration date unless thirty (30) days prior to any expiration the issuing bank shall notify the Reinsured by registered mail that the issuing bank elects not to consider the Letter of Credit renewed for any additional period. An issuing bank, not a "qualified bank" as defined by Regulation No. 133 promulgated by the Insurance Department of the State of New York, shall provide sixty (60) days notice to the Reinsured prior to any expiration.

4. Notwithstanding any other provision of the Agreement, the Reinsured or any successor by operation of law of the Reinsured including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Reinsured may draw upon such credit, without diminution because of the insolvency of any party hereto, at any time and undertakes to use and apply such credit for one or more of the following purposes only:

         a.) To pay the Reinsurer's share or to reimburse the Reinsured for the Reinsurer's share of any obligations, as stipulated in the statement submitted by the Reinsured to the Reinsurer which is due to the Reinsured and not otherwise paid by the Reinsurer.

         b.) In the event the Reinsured has received effective notice of non-renewal of the Letter of Credit and the Reinsurer's liability remains unliquidated and undischarged thirty (30) days prior to the expiry date of the Letter of Credit, to withdraw the balance of the Letter of Credit and place such sums in an interest bearing trust account to secure the continuing liabilities of the Reinsurer under this Agreement until a renewal Letter of Credit acceptable to the regulatory authority(ies) having jurisdiction over the Reinsured, or a substitute in lieu thereof acceptable to the regulatory authority(ies) having jurisdiction over the Reinsured, has been received by the Reinsured. The Reinsured shall provide to the Reinsurer payment of any interest thereon accruing from such account.

         c.) To make refund of any sum which is in excess of the actual amount required for Sections a. and b. of this Paragraph.

5. At annual intervals or more frequently as determined by the Reinsured, but never more frequently than quarterly, the Reinsured shall prepare a specific statement, for the sole purpose of amending the Letter of Credit, of Reinsurer's share of any obligations. If the statement shows that the Reinsurer's share of obligations exceeds the balance of credit as of the statement date, the Reinsurer shall, within thirty (30) days after receipt of notice of such excess, secure delivery to the Reinsured of an amendment of the Letter of Credit increasing the amount of credit by the amount of such difference. If the statement shows, however, that Reinsurer's share of obligations is less than the balance of credit as of the statement date, the Reinsured shall, within thirty
(30) days after receipt of written request from the Reinsured, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit.

6. The bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Reinsured or the disposition of funds withdrawn, except to assure that withdrawals are made only upon the order of properly authorized representatives of the Reinsured. The Reinsured shall incur no obligation to the bank in acting upon the credit, other than as appears in the express terms thereof.

7. All expenses incurred in the establishment or maintenance of such Letter of Credit shall be for the account of the Reinsurer.


                                  ARTICLE XXIII
                                   INSOLVENCY

         In the event of the insolvency of the Reinsured, this reinsurance shall be payable directly to the Reinsured, or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Reinsured without diminution because of the insolvency of the Reinsured or because the liquidator, receiver, conservator or statutory successor of the Reinsured has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Reinsured shall give written notice to the Reinsurer of the pendency of a claim against the Reinsured indicating the Policy insured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at their own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that they may deem available to the Reinsured or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Reinsured as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Reinsured solely as a result of the defense undertaken by the Reinsurer.


                                  ARTICLE XXIV
                                     NOTICES

         Any notice, report, statement, or other communication provided for or appropriate under this Agreement shall be in writing and be given by personal delivery, by a nationally recognized overnight delivery service, or by first class United States mail, postage prepaid, as follows:

To Reinsurer:

                           Oracle Reinsurance Company Ltd.
                           Clarendon House
                           11 Church Street
                           Hamilton, Bermuda
                           Attention:
                                      ------------------------

To Reinsured:

                           Safety National Casualty Corporation
                           2043 Woodlands Parkway
                           Suite 200
                           St. Louis, MO  63146
                           Attention:
                                      ------------------------

         Either party may change its address for purposes of receipt of any such communication by giving ten (10) days notice of such change to the other party in the manner above prescribed.

                                   ARTICLE XXV
                                  GOVERNING LAW

         This Agreement shall be deemed to have been made under and shall be governed by the laws, regulations and decisions of the State of Missouri in all respects, including matters of construction, validity, and performance, without giving effect to principles of conflicts of laws.


                                  ARTICLE XXVI
                                   AMENDMENTS

         This Agreement constitutes the entire agreement of the parties hereto with respect to the business covered and there are no understandings between the parties other than as expressed in this Agreement. Any amendment, change or modification to this Agreement shall be null and void unless the same is made by a written amendment to this Agreement signed by both parties hereto.


                                  ARTICLE XXVII
                             SUCCESSORS AND ASSIGNS

         This Agreement shall be binding upon the successors and permitted assigns of the respective parties hereto.

         THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.


Attest:                             SAFETY NATIONAL CASUALTY CORPORATION


                                    By:
---------------------------              ------------------------------------
                                         Name:
                                         Title:


Attest:                             ORACLE REINSURANCE COMPANY LTD.


                                    By:
---------------------------              ------------------------------------
                                         Name:
                                         Title: